Exhibit 3.6

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

FOR

CELANESE ACETATE LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Amended and Restated Agreement”) is made as of this 1st day of August, 2002, by CNA Holdings, Inc. (formerly known as Hoechst Celanese Corporation), a corporation organized and existing under the laws of the State of Delaware (the “Member.”).

WHEREAS, the Member entered into a Limited Liability Company Agreement dated as of September 30, 1997 and effective as of September 10, 1997 (the “Original Agreement”) and formed a limited liability company known as Celanese Acetate LLC (the “Company”) subject to the provisions of the Delaware Limited Liability Company Act as then in effect;

WHEREAS, a Certificate of Formation (the “Certificate of Formation”) for said limited liability company was filed with the Delaware Secretary of State on September 10, 1997; and

WHEREAS, the Member hereby desires to amend and restate the Original Agreement in its entirety effective as of the date hereof as follows:

ARTICLE 1

The Limited Liability Company

1.1  Formation. The Member previously formed a Limited Liability Company (the “Company”) as of September 10,1997 pursuant to the filing on said date of a Certificate of Formation with the Delaware Secretary of State (the “Certificate of Formation”) subject to the provisions of the Delaware Limited Liability Company Act as then in effect. (Such act as in effect as of the date hereof is hereinafter referred to as the “Act”).  This Amended and Restated Agreement is effective as of the date hereof.

1.2  Name.  The name of the Company is Celanese Acetate LLC.

1.3  Business Purpose.  The purpose of the Company is to carry on any lawful business and to engage in any lawful act or activity for which a Limited

Liability Company may be formed under the Act or other applicable laws of the State of Delaware.

1.4  Registered Office and Agent.  The location of the registered office of the Company shall be Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The Company’s Registered Agent at such address shall be The Corporation Trust Company.

1.5  Term.  Subject to the provisions of Articles 6 and 8 below, the Company shall have perpetual existence.

1.6  Address.  The address of the Company shall be 2300 Archdale Drive, Charlotte, NC 28232, or at such other place as the Member may, from time to time, select.

1.7 Title to Company Property.  Legal title to all property of the Company shall be held and vested and conveyed in the name of the Company.

1.8  The Member.  The name and place of residence of the Member is as follows:

Name	Residence

CNA Holdings, Inc.	86 Morris Avenue Summit, NJ 07901

1.9  Actions by Member.

(a) Actions by the Member; Meetings.  All actions required to be taken by the Member with respect to the Company may be taken at a meeting, or without a meeting by written consent.

(b) Action by Consent.  Any action may be taken by the Member without a meeting.  In no instance where action is authorized by written consent need a meeting of the Member be called or noticed.

ARTICLE 2

Management

2.1  The Managers.  The business and affairs of the Company shall be managed by the Managers on behalf of the Company, who collectively shall comprise the Board of Managers.  All management decisions shall be made by the Managers.  Managers may also be officers of the Company.  The number of Managers constituting the entire Board of Managers initially shall be set at three

(3).  The number of Managers may be changed from time to time by resolution of the Board of Managers.

The Managers shall possess all rights and powers generally conferred by law and all rights and powers that are necessary, advisable or consistent in connection therewith and with the provisions of this Amended and Restated Agreement. A majority vote of the Board of Managers shall bind all of the Managers. The Managers shall also be vested with all specific rights and powers required for or appropriate to the management, conduct or operation of the business of the Company.

2.2  Term.   The Managers shall serve as such until resignation, death, removal or a judicial adjudication of incompetency, or until the remaining Board of Managers select a new Manager, or, if a new Manager is not chosen, until the Member elects a new Manager at a meeting called by the Member or the Board of Managers for such a purpose.  Any Manager or the entire Board of Managers may be removed, with or without cause, by the Member.

2.3 Rights and Powers of Managers.  The rights and powers of the Managers, by way of illustration but not by way of limitation, shall include the right and power to:

(a) Authorize or approve all actions with respect to distribution of funds and assets in kind of the Company; acquire, secure or dispose of investments, including, without limitation, selling and otherwise disposing of assets of the Company, borrowing funds, executing contracts, bonds, guarantees, notes, security agreements, mortgages and all other instruments to effect the purposes of this Agreement; and execute any and all other instruments and perform any acts determined to be necessary or advisable to carry out the intentions and purposes of the Company.

(b) Perform any and all acts necessary to pay any and all organizational expenses incurred in the creation of the Company and in raising additional capital, including, without limitation, reasonable brokers’ and underwriters’ commissions, legal and accounting fees, license and franchise fees (it being understood that all expenses incurred in the creation of the Company and the commencement of the Company business shall be borne by the Company); and compromise, arbitrate or otherwise adjust claims in favor of or against the Company and to commence or defend against litigation with respect to the Company or any assets of the Company as deemed advisable, all or any of the above matters being at the expense of the Company; and to execute, acknowledge and deliver any and all instruments to effect any and all of the foregoing.

(c)  Purchase goods or services from any corporation or other form of business enterprise, whether or not such corporation or business enterprise is owned or controlled by, or affiliated with, the Managers or the Member, including management services at the usual and customary rates prevailing from time to time for similar services.

(d) Establish Company offices at such other places as may be appropriate, hire Company employees and consultants, engage counsel and otherwise arrange for the facilities and personnel necessary to carry out the purposes and business of the Company, the cost and expense thereof and incidental thereto to be borne by the Company.

2.4.  Chairman of the Board of Managers. The Board of Managers, in its discretion, may choose one of its members to be the Chairman of the Board of Managers.  The Chairman of the Board of Managers shall preside at all meetings of the Member (if any) and of the Board of Managers at which he or she is present. The Chairman of the Board of Managers shall also perform such other duties and may exercise such other powers as may from time to time be assigned by this Amended and Restated Agreement or by the Board of Managers.

2.5  Affairs of the Company.  The Board of Managers shall manage or cause to be managed the affairs of the Company in a prudent and businesslike manner and shall devote such time to the Company affairs as they shall, in their discretion exercised in good faith, determine is reasonably necessary for the conduct of such affairs.

(a)  President.  The President shall have general supervision of the business of the Company and shall see that all orders and resolutions of Managers are carried into effect.  He shall execute all bonds, mortgages, contracts and other instruments of the Company requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Company may sign and execute documents when so authorized by this Agreement, resolution of the Board of Managers or the President.  The President shall preside at all meetings of the Member and the Board of Managers.  The President shall be the Chief Executive Officer of the Company.  The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by this Agreement or by the Board of Managers.

(b)  Vice Presidents.  At the request of the President or in his absence or in the event of his inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Managers) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  Each Vice President shall perform such other duties and have such other powers as the Board of Managers from time to time may prescribe.  If there be no Vice

President, the Board of Managers shall designate the officer of the Company who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

(c)  Secretary.  The Secretary shall attend all meetings of the Board of Managers and all meetings of the Member and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for any standing committees when required.  The Secretary shall give, or cause to be given, notice of all meetings of the Member and special meetings of the Managers, and shall perform such other duties as may be prescribed by the Board of Managers or President, under whose supervision he shall be.  If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the Board of Managers, and if there be no Assistant Secretary, then either the Board of Managers or the President may choose another officer to cause such notice to be given.  The Secretary shall have custody of the seal of the Company and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary.  The Board of Managers may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his signature.  The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

(d)  Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers.  The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Managers, taking proper vouchers for such disbursements, and shall render to the President and the Board of Managers, at their regular meetings, or when the Board of Managers so require, an account of all his transactions as Treasurer and of the financial condition of the Company.  If required by the Board of Managers, the Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Managers for the faithful performance of the duties of his office and for the restoration to the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.

(e)  Assistant Secretaries.  Except as may be otherwise provided in this Agreement, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Managers, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

(f)  Assistant Treasurers.  Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Managers, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer.  If required by the Board of Managers, an Assistant Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Managers for the faithful performance of the duties of his office and for the restoration to the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.

(g)  Other Officers.  Such other officers as the Board of Managers may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Managers.  The Board of Managers may delegate to any other officer of the Company the power to choose such other officers and to prescribe their respective duties and powers.

2.6  Compensation.  The Board of Managers shall have power to fix the compensation of all officers of the Company.  It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

2.7  Removal.  Any officer of the Company may be removed, with or without cause, by a majority vote of the Board of Managers at a meeting called for that purpose.

2.8  Bonds.  The Board of Managers may require any officer of the Company to give a bond to the Company, conditional upon the faithful performance of his duties, with one or more sureties and in such amount as may be satisfactory to the Board.

ARTICLE 3

Capital Structure and Contributions

3.1 Capital Structure.  The capital structure of the Company shall consist of one class of Common Shares.

3.2  Capital Contributions.  The initial capital of the Company shall be the property and/or sums of cash contributed to the Company by the Member as set forth in Exhibit A.

3.3 Additional Contribution.  The Member shall not be obligated to make any additional contribution to the Company’s capital.

ARTICLE 4

Profits, Losses and Distributions

4.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner in which profit or loss is determined for Federal income tax purposes.  In each year, the profits and losses of the Company shall be allocated entirely to the member. Available profits, as referred to herein, shall mean the net profits of the Company after appropriate provision for expenses and liabilities, including liabilities that are not deductible for Federal income tax purposes, as determined by the Member.

4.2 Withholding Taxes. The Company is authorized to withhold from distributions to the Member, or with respect to allocations to the Member, and to pay over to a Federal, state or local government, any amounts required to be withheld pursuant to the Internal Revenue Code of 1986, as amended, or any provisions of any other Federal, state or local law.  Any amounts so withheld shall be treated as having been distributed to the Member pursuant to this Article 3 for all purposes of this Agreement, and shall be offset against the current or next amounts otherwise distributable to the Member.

4.3 Distributions.  The distributions of the Company shall be allocated entirely to the Member.  Notwithstanding the provisions of Section 18-605 of the Act, the Member may receive distributions in kind from the Company.

ARTICLE 5

Accounts

5.1 Books.  The Member shall cause to be maintained complete and accurate books of account of the Company’s affairs at the Company’s principal place of business.  Such books shall be kept on such method of accounting as the Member shall select.  The Company’s accounting period shall be the calendar year.

5.2 Reports.  The books of account of the Company shall be closed after the close of each calendar year, and there shall be prepared and sent to the Member a statement of the profits and losses of the Company for that period and a statement of the Member’s distributive share of income and expense for income tax reporting purposes.

5.3 Federal Tax Matters.  Hoechst Celanese Corporation is the Tax Matters Member, who shall be considered the tax matters partner for purposes of Section 6231 of the Code.  The Tax Matters Member shall cause to be prepared and shall sign all tax returns of the Company, which returns shall be reviewed in advance of filing by an independent certified public accountant if the Member shall so request, and monitor any governmental tax authority in any audit that such authority may conduct of the Company’s books and records or other documents.

ARTICLE 6

Events of Dissolution

The Company shall be dissolved upon the occurrence of any of the following events:

(a) The Member votes for dissolution; or

(b) Any event which makes it unlawful for the business of the Company to be carried on; or

(c) Any other event causing a dissolution of a Limited Liability Company under the laws of Delaware.

ARTICLE 7

Transfer of Interests in the Company

The Member shall have the right to transfer all or any portion of its Common Shares.

ARTICLE 8

Termination

8.1 Liquidation.  In the event that an event of dissolution shall occur, then the Company shall be liquidated and its affairs shall be wound up.  All proceeds from such liquidation shall be distributed in accordance with the provisions of Section 18-804 of the Act, and all interests in the Company shall be canceled.  Distributions to the Member shall be made in the manner specified in Section 4.2 above.

8.2 Final Accounting. In the event of the dissolution of the Company, prior to any liquidation a proper accounting shall be made to the Member from the date of the last previous accounting to the date of dissolution.

8.3 Distribution in Kind. In the event the Member determines that a portion of the Company’s assets are best distributed in kind to the Member, then such assets shall be so distributed in kind to the Member in the manner specified in Section 4.2 above.

                                                8.4 Cancellation of Certificate.  Upon the completion of the distribution of the Company’s assets, the Company shall be terminated and the Member shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

ARTICLE 9

Indemnification

9.1  Right to Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a manager, officer or employee of the Company or, while a manager, officer or employee of the Company, is or was serving at the written request of the Company as a director, officer, manager, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, non-profit entity, or any other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnitee.  Notwithstanding the preceding sentence, except as otherwise provided in Article 9 Section 3, the Company shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Member.

9.2  Prepayment of Expenses. The Company shall pay the expenses (including attorneys’ fees) reasonably incurred by an Indemnitee who is a manager or officer of the Company (a “Manager and/or Officer Indemnitee”) in defending any proceeding in advance of its final disposition, provided, however, that such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Manager and/or Officer Indemnitee to repay all amounts advanced if it should be ultimately determined that the Manager and/or Officer Indemnitee is not entitled to be indemnified under this Article 9 or otherwise.

9.3  Claims. If a claim for indemnification or payment of expenses under this Article 9 is not paid in fill within sixty (60) days after a written claim therefor by the Indemnitee has been received by the Company, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the actual and reasonable expense incurred by the Indemnitee in prosecuting such claim.  In any such action the Company shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

9.4  Nonexclusivity of Rights. The rights conferred on any Indemnitee by this Article 9 shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any Statute, this Amended and Restated Agreement, vote of Board of Managers or the Member or otherwise.

9.5  Other Sources. The Company’s obligation if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, manager, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other limited liability company, corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.6  Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 9 shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

9.7  Other Indemnification and Prepayment of Expenses. This Article 9 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate Company action.

ARTICLE 10

Amendment to Agreement

Amendments to this Amended and Restated Agreement and to the Certificate of Formation shall be approved in writing by the Member.  An amendment shall become effective as of the date specified in the Member’s approval or if none is specified as of the date of such approval or as otherwise provided in the Act.

ARTICLE 11

General Provisions

11.1 Construction Principles. As used in this Amended and Restated Agreement words in any gender shall be deemed to include all other genders.

The singular shall be deemed to include the plural and vice versa.  The captions and article and section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Amended and Restated Agreement.

11.2  Severability.  If any provision of this Amended and Restated Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the Member’s expectations regarding this Amended and Restated Agreement. Otherwise, the Member agrees to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

11.3  Governing Law.  This Amended and Restated Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to transactions taking place wholly within Delaware between Delaware residents.

11.4  Binding Effect.  This Amended and Restated Agreement shall be binding upon, and inure to the benefit of the Member and its successors and assigns.

11.5  Additional Documents and Acts.  The Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Amended and Restated Agreement and of the transactions contemplated hereby.

11.6  No Third Party Beneficiary.  This Amended and Restated Agreement is made solely for the benefit of the Member and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Amended and Restated Agreement as a third party beneficiary or otherwise.

11.7  Limited Liability Company.  The Member does not intend to form a partnership under the laws of the State of Delaware or any other laws; provided, however, that, to the extent permitted by U.S. law, the Company will be treated as a partnership for U.S. Federal, state and local income tax purposes.

IN WITNESS WHEREOF, the Member has duly executed this Amended and Restated Agreement as of the day first above written.

CNA HOLDINGS, INC.

/s/ J.K. Chapin
BY: J.K. Chapin
TITLE:

EXHIBIT A